                                                                  EXHIBIT 10.13

                             1996 COMPENSATION PLAN
                                  MIKE PARHAM
                             VICE PRESIDENT, SALES


COMPENSATION OBJECTIVES

     1. Provide overall compensation that is competitive within the industry for the job position and responsibilities.

     2. Provide motivation to meet and exceed quantitative and qualitative goals for the development and management of the North American and (temporarily) the EMEA sales force.

     3. Ensure management of the worldwide sales force in a way that is fully compatible with, and in support of, the Company's overall goals, especially attainment of quota objectives at specified expense levels.

     4. Set the stage for transitioning of the management of the EMEA sales organization to the VP International Sales by Jan. 97.

TARGET COMPENSATION LEVEL AT PLAN

Compensation at plan is $215,000 (for the 12 month period), with opportunity for increased payout above that level based upon performance as described below.


PLAN DESCRIPTION

The Plan will operate with an Annual Base Salary of $115,000 (paid semi-monthly beginning January 1, 1996). In addition to Base Salary, there will be Quantitative Incentive Payments, Qualitative Incentive Payments, and Bonus Payments. The Bonus Payments are broken into Fixed and Override portions. Quarterly incentive payments will be determined in accordance with the Plan and paid upon completion of the quarter's closing, allowing reasonable time for administration. The Override Bonus Incentive Payment will be made after the close of the Compensation Period. The Override Bonus Incentive Payments will have no fixed upper limit.

At Target, the Quantitative Incentive Payments would total $76,540, the Qualitative Incentive Payments would total $12,000 and the Fixed portion of the Bonus Payment would total $12,000.

PLAN OPERATION

QUANTITATIVE INCENTIVE PAYMENTS

  For the first 1 through 100% of Plan, the override percentage is .0018 per dollar of revenue. At Plan, the worldwide revenue from all sources is as follows:

       Q1 96    $ 9,400,000
       Q2 96    $10,100,000
       Q3 96    $ 9,500,000
       Q4 96    $13,500,000
                -----------
       TOTAL    $42,500,000


QUALITATIVE INCENTIVE PAYMENTS

Attainment of quarterly qualitative performance objectives will be judged by the VP-Sale's manager. The ongoing agreement and specification of each quarter's qualitative objectives will be the responsibility of the VP-Sales and the VP-Sale's manager. These qualitative objectives will not exceed three in number for each quarter. If all goals are met, payment will be $3,000. If fewer goals are met, payment will be prorated accordingly.

FIXED BONUS PAYMENTS
--------------------
Fixed Bonus Payments include quarterly payments of $3,000 upon attainment of the Quarterly Revenue objective (per Plan as set forth above).

OVERRIDE BONUS PAYMENTS will be paid as an additional 0.0036% of all worldwide
-----------------------
sales over $42,500,000  There will be no cap on this amount.